UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

January 7, 2010
Date of Report (date of Earliest Event Reported)

Dynamic Alert Limited
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
11622 El Camino Real, Suite 100, San Diego, California 92160
(Address of principal executive offices and zip code)

(888) 675-0888
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF SECURITIES.

On January 7, 2010, the Board of Directors of Dynamic Alert Limited (the “Company”) adopted a 2010 Stock Option Plan, which plan authorizes the issuance of up to ten percent (10%) of the Company’s total issued and outstanding shares of common stock to the Company’s officers, directors, employees, advisors and consultants (the “Plan”). The Company currently has 80 million issued and outstanding shares of common stock.

On such date, the Company’s Board of Directors also granted under the Plan options to purchase a total of 2.75 million shares at an exercise price per share that is equal to the closing market price of the stock on January 7, 2010, which was $0.56. Of the 2.75 million options granted, 1 million options were granted to Dr. Thomas E. Sawyer, the Company’s President and a member of the Board of Directors, 500,000 options were granted to Mr. Phillip E. Jennings, the Company’s Vice President Business Development and a member of the Board of Directors, and 500,000 options were granted to Mr. Roland Vetter, the Company’s Chief Financial Officer. The remaining 750,000 options were granted to advisors and consultants to the Company. All of the granted options have a term of five years from the date of grant.

As of the date of this Form 8-K, none of the aforementioned options have been exercised by any of the holders thereof.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC ALERT LIMITED

Date: January 12, 2010                                                          By:             /s/ Thomas E. Sawyer
Name:         Thomas E. Sawyer
Title:           Chief Executive Officer